Wiley Announces Appointment of David C. Dobson to its Board of Directors

HOBOKEN, N.J.--(BUSINESS WIRE)-- March 22, 2017-John Wiley & Sons, Inc., (NYSE:JWa) (NYSE:JWb) today announced the appointment of David C. Dobson, Chief Executive Officer at Digital River, to its Board of Directors, effective March 22, 2017.

With more than 30 years of experience, David Dobson is an accomplished leader. Dobson joined Digital River in February 2013 as the company’s Chief Executive Officer. Dobson leads Digital River in its mission to help companies find new and better ways of successfully building and growing profitable online businesses on a global basis. Dobson’s leadership is integral to Digital River’s plan to accelerate growth, drive quality and customer satisfaction, and evolve its e-commerce solution to meet the needs of highly connected buyers.

“David brings a wealth of global experience in delivering successful digital solutions, “said Mark Allin, Wiley President & CEO. “We are pleased to have his counsel as Wiley continues to expand its digital solutions and services for our customers in research and learning.”

“On behalf of the Wiley Board and Wiley colleagues around the world, I’d like to welcome David to the board,” said Matthew Kissner, Chair, Wiley Board of Directors. “His deep digital business expertise strengthens the board as we continue to grow our digital knowledge solutions.”

Before joining Digital River, Dobson served as executive vice president and group executive, Global Lines of Business, at CA Technologies, a global provider of products and solutions for mainframe, distributed computing and cloud computing environments from 2010 to 2012.  From 2009 to 2010, Dobson served as President of Pitney Bowes Management Services, Inc., a wholly owned subsidiary of Pitney Bowes Inc., and as Executive Vice President and Chief Strategy and Innovation Officer of Pitney Bowes Inc. from 2008 to 2009. From 2005 to 2008, Dobson served as chief executive officer of Corel Corporation. Prior to that, Dobson spent 19 years at IBM where he held a number of senior management positions.

About Wiley

Wiley is a global research and learning company.  Through the Research segment, the Company provides scientific, technical, medical, and scholarly journals, as well as related content and services, for academic, corporate, and government libraries, learned societies, and individual researchers and other professionals.   The Publishing segment provides scientific (STM), professional development, and education books and related content, as well as test preparation services and course workflow tools, to libraries, corporations, students, professionals, and researchers.  In Solutions, Wiley provides online program management services for higher education institutions, and learning, development, and assessment services for businesses and professionals.

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